Exhibit 3.1(a)


    Amended Text of the Current Corporate Bylaws of Grupo KCSM, S.A. de C.V.
                                   (Spanish)

Article 2 of Chapter 2 was amended from:

     SEGUNDA.- Denominacion.- La sociedad se denomina: "GRUPO TRANSPORTACION FERROVIARIA MEXICANA", denominacion que siempre ira seguida de las palabras "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" o de su abreviatura "S.A. de C.V."

To state:

     SEGUNDA.- Denominacion.- La sociedad se denomina "GRUPO KCSM", denominacion que siempre ira seguida de las palabras "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" o de su abreviatura "S.A. de C.V."